UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2011

Greatmat Technology Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53481	68-0681042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Room 2102-03, 21/F, Kingsfield Centre
18-20 Shell Street, North Point, Hong Kong
(Address of principal executive offices)

Telephone – 852-2891-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 1, 2011, and as a result of the preparation of annual financial statements for 2010 for Greatmat Technology Corporation (the “Company”), the Company’s Board of Directors determined that the unaudited consolidated financial statements of its recently acquired subsidiary Greatmat Holdings Limited and subsidiaries for the six months ended June 30, 2010 and the nine months ended September 30, 2010 and the related pro forma financial information of the Company as of and for the six months ended June 30, 2010 and the nine months ended September 30, 2010, each contained in the Company’s Current Report on Form 8-K/A as filed with the Securities and Exchange Commission (“SEC”) on January 10, 2011 (the “Form 8-K/A”), should no longer be relied upon as a result of certain errors contained therein.

The Company is preparing an amended report for the Form 8-K/A, which will include restated financial statements, and will file that amended report with the SEC as soon as practicable when it is completed.  The errors which will be corrected in the restated financial statements mainly reflect the fact that certain sales and cost of sales figures were not presented in the proper quarters. The Company will restate the balance sheets, statements of income, shareholders’ equity and cash flow for the periods ended June 30, 2010 and September 30, 2010 to reflect the corrected figures.  The relevant restatements will also be reflected in the Company’s restated pro forma financial statements for these periods.  The Company is currently reviewing the annual December 31, 2009 consolidated financial statements for Greatmat Holdings Limited and subsidiaries included in the Form 8-K/A and has not yet determined whether such annual financial statements will need to be restated as well.

The Company’s board of directors has discussed the forgoing matters with the Company’s Chief Financial Officer and its current and prior independent registered public accounting firms. The Company anticipates that its review of the issues described in this Current Report will result in the Company being unable to prepare its Annual Report on Form 10-K for the year ended December 31, 2010 by the April 15, 2011 extended due date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2011

Greatmat Technology Corporation
(Registrant)

/s/ Simon Chi Keung Fung
*Signature

Chief Financial Officer
Title